Exhibit 99.1

Clearway Energy, Inc. Announces CEO Transition and Reiterates 2024 Financial Guidance

PRINCETON, NJ — April 30, 2024— Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) (“Company”, “Clearway”) today announced that effective June 30, 2024, Chris Sotos will move on from his position as Clearway Energy, Inc.’s President and Chief Executive Officer (“CEO”) and resign from his role as a member of CWEN’s Board of Directors to pursue other opportunities. Craig Cornelius, who is currently the CEO of the Company’s sponsor, Clearway Energy Group (“Clearway Group”), will succeed Mr. Sotos as CWEN’s CEO and will join CWEN’s Board of Directors.

“Chris’s leadership has been critical to the financial success that CWEN and its predecessor have achieved since its 2013 IPO. On behalf of the CWEN Board, I want to thank him for his many contributions that have put CWEN in an excellent position for future growth,” said Jonathan Bram, Founding Partner of GIP and Chairman of the Board of Clearway Energy, Inc. “Craig’s leadership and vision has been instrumental in growing the renewable development pipeline at Clearway Group by six times since GIP’s investment while also effectively managing the teams that operate CWEN’s assets. In his expanded role within the Clearway enterprise as the incoming CEO of Clearway Energy, Inc., I’m confident CWEN will continue to meet its growth objectives.”

“I have been with CWEN and its predecessor entity since its inception in December 2012 and have been honored to serve as its CEO since 2016. While I’ll miss my colleagues, I’m comforted to know that I’m leaving behind a best-in-class team that can continue to build upon Clearway’s strong track record of value creation for its investors,” said Christopher Sotos, Clearway Energy, Inc.’s outgoing President and Chief Executive Officer. “I’ve worked with Craig for many years and know that CWEN will be in an excellent position under his leadership to continue to grow CWEN’s platform in a manner that is accretive to shareholders.”

Prior to becoming Clearway Group’s CEO at its formation through a spin-out of NRG Energy Inc.’s (“NRG”) clean energy businesses in 2018, Mr. Cornelius was President of NRG’s renewables division. In this capacity, he oversaw origination, development, engineering & construction, operations, and asset management across the company’s businesses in wind and solar power. He joined NRG in 2013 and initially led new business development for renewables, including the establishment of new market segments, acquisition of projects, and direction of process improvement initiatives. Before joining NRG, Mr. Cornelius served for five years as a Principal and then a Managing Director in the solar investing practice at Hudson Clean Energy Partners. Previously, he was the Program Manager of the U.S. Department of Energy’s Solar Energy Technologies Program, where he led the creation of the $1.5 billion Solar America Initiative.

“Chris was an instrumental creator of the business that became Clearway and has been a great colleague over his incredible arc of service. It’s been a true privilege getting to co-lead the enterprise alongside him. He’s built a solid foundation for CWEN that will allow for a seamless transition as we go forward. The Clearway enterprise has a talented employee base across our organization that supports both Clearway Energy, Inc. and Clearway Group. We remain well positioned to sustainably grow CAFD per share and our clean energy fleet for years to come and look forward to doing that,” said Craig Cornelius, Clearway Energy, Inc.’s incoming President and Chief Executive Officer. “We continue to expect CWEN to achieve the upper range of its 5% to 8% annual dividend growth objective without needing external capital through at least 2026. Furthermore, and consistent with prior disclosures, we see potential for CWEN's CAFD per share growth in 2027 to be in that same range if the balance of our gas fleet contracts its capacity to deliver resource adequacy at the same or better pricing as previously disclosed contract awards.”

Financial Guidance

The Company is reaffirming its 2024 full year CAFD guidance of $395 million. The Company's 2024 financial guidance factors in the contribution of committed growth investments based on current expected closing timelines and estimates for merchant energy gross margin at the conventional fleet. 2024 CAFD guidance does not factor in the timing of when CAFD is realized from new growth investments pursuant to 5-year averages beyond 2024. Financial guidance is based on median renewable energy production estimates for the full year.

First Quarter Earnings Call

Management plans to report first quarter 2024 financial results on Thursday, May 9. Management will present the results during a conference call and webcast at 8:00 a.m. Eastern. A live webcast of the conference call, including presentation materials, can be accessed through the Company’s website at http://www.clearwayenergy.com and clicking on “Presentations & Webcasts” under the Investor Relations section. The webcast will be archived on the site for those unable to listen in real time.

About Clearway Energy, Inc.

Clearway Energy, Inc. is one of the largest renewable energy owners in the US with approximately 6,000 net MW of installed wind, solar and energy storage projects. The Company's approximately 8,500 net MW of assets also include approximately 2,500 net MW of environmentally-sound, highly efficient natural gas generation facilities. Through this environmentally-sound diversified and primarily contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy, Inc.’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor, Clearway Energy Group LLC. For more information, visit investor.clearwayenergy.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” "target," “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms. Such forward-looking statements include, but are not limited to, statements described above, including those regarding annual dividend growth, the Company’s financial performance and/or business results and other future events, and views of economic and market conditions. Although Clearway Energy, Inc. believes that these estimates and the other expectations stated herein are reasonable, it can give no assurance that these estimates or other expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, economic, competitive, governmental regulatory and market factors affecting our business, operations, dividends and access to capital. We identify the principal risks and uncertainties that affect our Company in our Form10-K and other filings with the Securities and Exchange Commission.

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Contacts:

Investors:	Media:
Akil Marsh	Zadie Oleksiw
investor.relations@clearwayenergy.com	zadie.oleksiw@clearwayenergy.com
609-608-1500	202-836-5754

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